Exhibit 3.66

AMENDED

Articles of Incorporation

Of B&B Resources, Inc.

We, the undersigned, as officers of B & B Resources, Inc, adopt the following amendments to the Articles of Incorporation of B & B Resources, Inc.:

ARTICLE IX

REGISTERED OFFICE AND REGISTERED AGENT

Section 1: Registered Office.

The address of the registered office of the Corporation is 189 E. Weber Canyon Road, PO Box 685, Oakley, Utah 84055.

Section 2: Registered Agent.

The name of the registered agent at the above address is Laurie Balls.

/s/ Laurie Balls
Laurie Balls
Registered Agent

ARTICLE X

OFFICERS AND DIRECTORS

Section 1: Members of the Board of Directors.

The Board of Directors of the Corporation shall consist of four members and their respective names and address are

NAME	ADDRESS
Brent Baker	2001 Hidden Creek Lane Heber City, UT 84032

Ryan Balls	14426 Muirwood Cir. Herriman, UT 84096

Laurie Balls	189 E. Weber Canyon Rd. PO Box 685 Oakley, UT 84055

Ginger Baker	2001 Hidden Creek Lane Heber City, UT 84032

Section 4: Officers.

The officers of the Corporation shall be elected by the Board of Directors but may or may not also serve as directors. File officers shall include: President, Vice President, Secretary, and Treasurer, as the Board of Directors may nominate and direct. One person may hold the offices of Secretary and Treasurer simultaneously.

Section 4b:

Until their successors are elected and qualified, the officers of the corporation shall be as follows:

NAME	OFFICE
Brent Baker	President
Ryan Balls	Vice President
Laurie Balls	Secretary
Ginger Baker	Treasurer

EXECUTED this 7th day of March, 2008.

/s/ Brent Baker
Name

/s/ Ryan Balls
Name

/s/ Laurie Balls
Name

SWORN to before me on this 7 day of March, 2008.

My commission expires:	/s/ Pamela Marrett
NOTARY PUBLIC

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